Exhibit 3.2

        Number     466385

Certificate of Incorporation

        I hereby certify that

      COVIDIEN PUBLIC LIMITED COMPANY

        is this day incorporated under

        the Companies Acts 1963 to 2006,

        and that the company is limited.

        Given under my hand at Dublin, this

        Friday, the 16th day of January, 2009

        for Registrar of Companies